Exhibit 10.9

TRI COUNTIES BANK

EXECUTIVE DEFERRED COMPENSATION PLAN

Restated as of April 1, 1992, and amended as of November 12, 2002

Effective September 1, 1987

TABLE OF CONTENTS

ARTICLE I—PURPOSE	1

ARTICLE II—DEFINITIONS	1
2.1 Actuarial Equivalent	1
2.2 Account	1
2.3 Beneficiary	1
2.4 Board	1
2.5 Change in Control	1
2.6 Committee	2
2.7 Compensation	2
2.8 Deferral Commitment	2
2.9 Deferral Period	2
2.10 Determination Date	3
2.11 Disability	3
2.12 Elective Deferred Compensation	3
2.13 Employer	3
2.14 Financial Hardship	3
2.15 Interest Rate	3
2.16 Participant	3
2.17 Participation Agreement	4
2.18 Plan Benefit	4
2.19 Qualified Plans	4

ARTICLE III—PARTICIPATION AND DEFERRAL COMMITMENTS	4
3.1 Eligibility and Participation	4
3.2 Form of Deferral; Minimum Deferral	4
3.3 Limitation on Deferral	5
3.4 Commitment Limited by Retirement	5
3.5 Modification of Deferral Commitment	5
3.6 Change in Employment Status	5
3.7 Discharge for Cause	5

ARTICLE IV—DEFERRED COMPENSATION ACCOUNT	6
4.1 Accounts	6
4.2 Elective Deferred Compensation	6
4.3 Employer Discretionary Contributions	6
4.4 Qualified Plan Make-Up Credit	6
4.5 Interest	6
4.6 Determination of Accounts	7
4.7 Vesting of Accounts	7
4.8 Disability	7
4.9 Statement of Accounts	7

ARTICLE V—PLAN BENEFITS	7
5.1 Plan Benefit	7

5.2 Death Benefit	7
5.3 Early Withdrawal Option	8
5.4 Hardship Distributions	8
5.5 Accelerated Distribution	8
5.6 Form of Benefit Payment	9
5.7 Withholding; Payroll Taxes	9
5.8 Commencement of Payments	9
5.9 Full Payment of Benefits	10
5.10 Payment to Guardian	10
5.11 Suicide; Misrepresentation	10

ARTICLE VI—BENEFICIARY DESIGNATION	10
6.1 Beneficiary Designation	10
6.2 Amendments	10
6.3 No Beneficiary Designation	11
6.4 Effect of Payment	11

ARTICLE VII—ADMINISTRATION	11
7.1 Committee; Duties	11
7.2 Agents	11
7.3 Binding Effect of Decisions	11
7.4 Indemnity of Committee	11

ARTICLE VIII—CLAIMS PROCEDURE	12
8.1 Claim	12
8.2 Denial of Claim	12
8.3 Review of Claim	12
8.4 Final Decision	12

ARTICLE IX—AMENDMENT AND TERMINATION OF PLAN	12
9.1 Amendment	12
9.2 Employer’s Right to Terminate	13

ARTICLE X—MISCELLANEOUS	13
10.1 Unfunded Plan	13
10.2 Unsecured General Creditor	14
10.3 Trust Fund	14
10.4 Nonassignability	14
10.5 Not a Contract of Employment	14
10.6 Protective Provisions	14
10.7 Terms	15
10.8 Captions	15
10.9 Governing Law	15
10.10 Validity	15
10.11 Notice	15
10.12 Successors	16

TRI COUNTIES BANK

EXECUTIVE DEFERRED COMPENSATION PLAN

RESTATED APRIL 1, 1992

ARTICLE I—PURPOSE

The purpose of this Executive Deferred Compensation Plan (the “Plan”) is to provide current tax planning opportunities as well as supplemental funds for retirement or death for selected employees of TriCo Bancshares (“Bank”) and subsidiaries or affiliates thereof. It is intended that the Plan will aid in retaining and attracting employees of exceptional ability by providing them with these benefits. This Plan will be effective as of September 1, 1987.

ARTICLE II—DEFINITIONS

For the purposes of this Plan, the following terms shall have the meanings indicated, unless the context clearly indicates otherwise:

2.1    Actuarial Equivalent.

“Actuarial Equivalent” means equivalence in value between two (2) or more forms and/or times of payment based on a determination by an actuary chosen by the Bank, using sound actuarial assumptions at the time of such determination.

2.2    Account.

“Account” means the Account as maintained by the Employer in accordance with Article IV with respect to any deferral of Compensation pursuant to this Plan. A Participant’s Account shall be utilized solely as a device for the determination and measurement of the amounts to be paid to the Participant pursuant to the Plan. A Participant’s Account shall not constitute or be treated as a trust fund of any kind.

2.3    Beneficiary.

“Beneficiary” means the person, persons or entity entitled under Article VI to receive any Plan benefits payable after a Participant’s death.

2.4    Board.

“Board” means the Board of Directors of the Employer.

2.5    Change in Control.

A “Change in Control” shall occur:

(a)    Upon TriCo Bancshares’ knowledge that any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) is or becomes “the beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of TriCo Bancshares’ shares representing forty percent (40%) or more of the combined voting power of the then outstanding securities; or

(b)    Upon the first purchase of the Common Stock of TriCo Bancshares pursuant to a tender or exchange offer (other than a tender or exchange offer made by TriCo Bancshares); or

(c)    Upon the approval by the stockholders of TriCo Bancshares of a merger or consolidation (other than a merger or consolidation in which TriCo Bancshares is the surviving corporation and which does not result in any reclassification or reorganization of TriCo Bancshares’ then outstanding securities), a sale or disposition of all or substantially all of TriCo Bancshares’ assets or a plan of liquidation or dissolution of TriCo Bancshares; or

(d)    If, during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board of Directors of TriCo Bancshares cease for any reason to constitute at least a majority thereof, unless the election or nomination for the election by the stockholders of TriCo Bancshares of each new director was approved by a vote of at least two-thirds (213) of the directors then still in office who were directors at the beginning of the period.

2.6    Committee.

“Committee means the Administrative Committee appointed by the Chairman of the Board of TriCo Bancshares to administer the Plan pursuant to Article VII.

2.7    Compensation.

“Compensation” means the salary and bonuses payable to Participant during the calendar year and considered to be “wages” for purposes of federal income tax withholding, before reduction for amounts deferred under this Plan. Compensation does not include expense reimbursements, any form of noncash compensation or benefits.

2.8    Deferral Commitment.

“Deferral Commitment” means an election to defer Compensation made by a Participant pursuant to Article III and for which a separate Participation Agreement has been submitted by the Participant to the Committee.

2.9    Deferral Period.

“Deferral Period” means the period over which a Participant has elected to defer a portion of his Compensation. Each calendar year shall be a separate Deferral Period, provided that the Deferral Period may be modified pursuant to paragraph 3.4 or 3.5.

2.10    Determination Date.

“Determination Date” means the last day of each calendar month.

2.11    Disability.

“Disability” means a physical or mental condition which, in the opinion of the Committee, permanently prevents an employee from satisfactorily performing employee’s usual duties for Employer. The Committee’s decision as to Disability will be based upon medical reports and/or other evidence satisfactory to the Committee. In no event shall a Disability be deemed to occur or to continue after a Participant’s Normal Retirement Date.

2.12    Elective Deferred Compensation.

The amount of Compensation that a Participant elects to defer pursuant to a Deferral Commitment.

2.13    Employer.

“Employer” means TriCo Bancshares, Tri Counties Bank, and any affiliated or subsidiary corporation designated by the Board of TriCo Bancshares or any successors to the business thereof.

2.14    Financial Hardship.

“Financial Hardship” means an immediate and heavy financial need of the Participant, determined by the Committee on the basis of information supplied by the Participant in accordance with the standards set forth in the applicable treasury regulations promulgated under Section 40 1(k) of the Internal Revenue Code, or such other standards as are, from time to time, established by the Committee.

2.15    Interest Rate.

“Interest Rate” means, with respect to any calendar month, the monthly equivalent of three (3) percentage points greater than the annual yield of the Moody’s Average Corporate Bond Yield Index for the preceding calendar month as published by Moody’s Investor Service, Inc. (or any successor thereto) or, if such index is no longer published, a substantially similar index selected by the Board.

2.16    Participant.

“Participant” means any individual who is participating or has participated in this Plan as provided in Article III.

2.17    Participation Agreement.

“Participation Agreement” means the agreement submitted by a Participant to the Committee prior to the beginning of the Deferral Period, with respect to the Deferral Commitment made for such Deferral Period.

2.18    Plan Benefit.

“Plan Benefit” means the benefit payable to a Participant as calculated in Article V.

2.19    Qualified Plans.

“Qualified Plans” means the TriCo Bancshares Employee Stock Option Plan and/or the Profit Sharing Plan of the Tri Counties Bank and/or any successor of either Plan.

ARTICLE III—PARTICIPATION AND DEFERRAL COMMITMENTS

3.1     Eligibility and Participation.

(a)    Eligibility.  Eligibility to participate in the Plan shall be limited to those key employees of the Employer who are designated, from time to time, by the Board of TriCo Bancshares.

(b)    Participation.  An eligible employee may elect to participate in the Plan with respect to any Deferral Period by submitting a Participation Agreement to the Committee by December 15 of the calendar year immediately preceding the Deferral Period, provided that employees making bonus deferrals must do so prior to the Board meeting in which a provisional or full payment of such bonus is authorized.

(c)    Part-Year Participation.  In the event that an employee first becomes eligible to participate during a Deferral Period, a Participation Agreement must be submitted to the Committee no later than thirty (30) days following notification of the employee of eligibility to participate, and such Participation Agreement shall be effective only with regard to Compensation earned or payable following the submission of the Participation Agreement to the Committee.

3.2    Form of Deferral; Minimum Deferral.

(a)    Deferral Commitment.  A Participant may elect in the Participation Agreement to defer any portion of his Compensation for the calendar year following the calendar year in which the Participation Agreement is submitted. The amount to be deferred shall be stated as a percentage and must not be less than two thousand four hundred dollars ($2,400) during the Deferral Period.

(b)    Participants Entering at Mid-Year.  In the event an employee enters this Plan at any time other than January 1 of any calendar year, he or she must defer at least two hundred dollars ($200) times the number of months remaining in the Deferral Period.

3.3    Limitation on Deferral.

A Participant may defer up to one hundred percent (100%) of the Participant’s Compensation. However, the Committee may impose a different maximum deferral amount or increase the minimum deferral amount under paragraph 3.2 from time to time by giving written notice to all Participants, provided, however, that no such changes may affect a Deferral Commitment made prior to the Committee’s action.

3.4    Commitment Limited by Retirement.

If a Participant over the age of fifty-five (55) intends to terminate employment prior to the end of the Deferral Period, the Participant may elect, with the Committee’s consent, to defer over a period which ends at the date of his intended retirement. The Minimum Deferral shall be two hundred dollars ($200) times the number of months to the date of the intended termination.

3.5    Modification of Deferral Commitment.

Deferral Commitment shall be irrevocable except that the Committee may permit a Participant to reduce the amount to be deferred, or waive the remainder of the Deferral Commitment upon a finding that the Participant has suffered a Financial Hardship.

3.6    Change in Employment Status.

If the Board determines that a Participant’s employment performance is no longer at a level that deserves reward through participation in this Plan, but does not terminate the Participant’s employment with the Employer, no Deferral Commitments may be made by such Participant after the date designated by the Board of TriCo Bancshares.

3.7    Discharge for Cause.

Notwithstanding the provisions of Section 4.7 and Article V, if a Participant is terminated for “cause,” the Participant shall be paid all contributions made to the Plan by the Participant. The Participant shall forfeit all interest on contributions made by the Participant along with Employer contributions and Interest thereon under Section 4.3 and 4.4. The Board shall determine when and how the Participant will be paid. A termination for cause is a termination by reason of the Board’s good faith determination that the Participant:

(a)    Acted dishonestly or engaged in willful misconduct in the performance of his duties for the Employer;

(b)    Breached a fiduciary duty to the Employer for personal profit to himself;

(c)    Intentionally failed to perform reasonably assigned duties; or

(d)    Willfully violated any law, rule or regulation (other than traffic violations or similar offenses) or any final cease and desist order. Notwithstanding the foregoing, in no event will the Participant be subject to termination for cause pursuant to clause (b) or (c) above until the Board shall have given written notice to the Participant specifically setting forth the claimed cause, and Participant shall have failed to cure, correct, or prevent alleged default from continuing within thirty (30) days after receipt of such written notice.

ARTICLE IV—DEFERRED COMPENSATION ACCOUNT

4.1    Accounts.

For record keeping purposes only, an Account shall be maintained for each Participant. Separate subaccounts shall be maintained to the extent necessary to properly reflect the Participant’s total vested Account balance. The initial Account balance shall be equal to the Account balance as of September 1, 1987, of any prior or preexisting Deferral arrangement. The Committee shall inform the Participant in writing of such arrangement’s account balance as of September 1, 1987.

4.2    Elective Deferred Compensation.

A Participant’s Elective Deferred Compensation shall be credited to the Participant’s Account as the corresponding nondeferred portion of the Compensation becomes or would have become payable. Any withholding of taxes or other amounts with respect to deferred Compensation that is required by state, federal or local law shall be withheld from the Participant’s nondeferred Compensation to the maximum extent possible with any excess being withheld from the Participant’s Account.

4.3    Employer Discretionary Contributions.

Employer may make Discretionary Contributions to Participants’ Accounts. Discretionary Contributions shall be credited at such times and in such amounts as the Board in its sole discretion shall determine. The amount of the Discretionary Contributions shall be evidenced in a special Participation Agreement approved by the Board.

4.4    Qualified Plan Make-Up Credit.

The Employer shall credit to each Participant’s Account on the last day of each year the difference between:

(a)    The amount which would have been contributed to the Qualified Plans if no deferrals had been made under this Plan; and

(b)    The amounts actually contributed to the Qualified Plans for such Participant.

4.5    Interest.

Beginning September 1., 1987, the Accounts shall be credited monthly with interest earned based on the Interest Rate specified in Section 2.14. Interest earned shall be calculated as of each Determination Date based upon the average daily balance of the Account since the preceding Determination Date and shall be credited to the Participant’s Account at that time.

4.6    Determination of Accounts.

Each Participant’s Account as of each Determination Date shall consist of the balance of the Participant’s Account as of the immediately preceding Determination Date, plus the Participant’s Elective Deferred Compensation credited, any Employer Discretionary Contributions and Qualified Plan Make-Up Credits and any interest earned, minus the amount of any distributions made since the immediately preceding Determination Date.

4.7    Vesting of Accounts.

Each Participant shall be vested in the amounts credited to such Participant’s Account and earnings thereon as follows:

(a)    Amounts Deferred.  A Participant shall be one hundred percent (100%) vested at all times in the amount of Compensation elected to be deferred under this Plan and Interest thereon, except as provided for in Section 3.7.

(b)    Employer Discretionary Contributions.  Employer Discretionary Contributions and Interest thereon shall be vested as set forth in the special Participation Agreement, except as provided for in Section 3.7.

(c)    Qualified Plan Make-Up Credits.  Qualified Plan Make-Up Credits and Interest thereon shall be vested to the same extent that amounts received from the underlying qualified plan are vested except as provided for in Section 3.7.

4.8    Disability.

If a Participant suffers a Disability during a Deferral Period, the Employer will contribute all scheduled deferrals to the Participant’s Account for the remainder of the Deferral Period.

4.9    Statement of Accounts.

The Committee shall submit to each Participant, within one hundred twenty (120) days after the close of each calendar year and at such other time as determined by the Committee, a statement setting forth the balance to the credit of the Account maintained for a Participant.

ARTICLE V—PLAN BENEFITS

5.1    Plan Benefit.

If a Participant terminates employment for any reason other than death, the Employer shall pay a Plan Benefit equal to the Participant’s Account, as determined in accordance with Article IV.

5.2    Death Benefit.

Upon the death of a Participant, the Employer shall pay to the Participant’s Beneficiary an amount determined as follows:

(a)    If the Participant dies after termination of employment with the Employer, the remaining unpaid balance of the Participant’s Account, shall be paid in the same form that payments were being made prior to the Participant’s death.

(b)    If the Participant dies prior to termination of employment with the Employer, the amount payable shall be the Participant’s Account balance.

5.3    Early Withdrawal Option.

Participants shall be permitted to elect to withdraw amounts from their Account subject to the following restrictions:

(a)    Timing of Election to Withdraw.  The election to make an Early Withdrawal must be made at the same time the Participant enters into a Participation Agreement for a Deferral Commitment.

(b)    Amount of Withdrawal.  The amount which a Participant can elect to withdraw with respect of any Deferral Commitment shall be limited to fifty percent (50%) or one hundred percent (100%) of the amount of such Deferral Commitment, excluding any Interest or Employer Discretionary Contributions.

(c)    Timing of Early Withdrawals.  The amount elected to be withdrawn shall be paid in a single lump sum at the time elected by the Participant in his Participation Agreement wherein he elected the Early Withdrawal Option. In no event shall such a withdrawal commence prior to seven (7) years following the end of the Deferral Period in which the Participant elected the Early Withdrawal Option.

Amounts paid to a Participant pursuant to the Section 5.3 shall be treated as distributions from the Participant’s Account.

5.4    Hardship Distributions.

Upon a finding that a Participant has suffered a Financial Hardship, the Committee may, in its sole discretion, make distributions from the Participant’s Account prior to the time specified for payment of benefits under the Plan. The amount of such distribution shall be limited to the amount reasonably necessary to meet the Participant’s requirements during the Financial Hardship.

5.5    Accelerated Distribution.

Notwithstanding any other provision of the Plan, at any time after a Change in Control or at any time following termination of Employment, a Participant shall be entitled to receive, upon written request to the Committee, a lump sum distribution equal to ninety percent (90%) of the vested Account balance as of the Determination Date immediately preceding the date on which the Committee receives the written request. The remaining balance shall be forfeited by the Participant. The amount payable under this section shall be paid in a lump sum within sixty-five (65) days following the receipt of the notice by the Committee from the Participant.

5.6    Form of Benefit Payment.

All Plan Benefits other than Early Withdrawals, Hardship or Plan Benefits attributable to Deferral Commitments before September 1, 1987, shall be paid in the form of the Basic Benefit provided below, unless the Committee, in its sole discretion, selects an alternative form. Any form requested by the Participant or a Beneficiary shall be considered by the Committee, but shall not be binding. Plan Benefits with respect to Deferral Periods before September 1, 1987, shall be paid in the form selected by the Participant in the Participation Agreement submitted for such Deferral Periods. The basic and alternative methods of payment are as follows:

(a)    Basic Form of Benefit Payment.  Equal monthly installments of the Account amortized over a period of one hundred twenty (120) months.

(b)    Alternative Forms of Benefit Payment.

(i)    Equal monthly installments of the Account amortized over a period of sixty (60) months.

(ii)    Equal monthly installments of the Account amortized over a period of one hundred eighty (180) months.

(iii)    A single sum amount which is equal to the Account balance.

(iv)    Any other method which is the Actuarial Equivalent of the Participant’s Account balance.

(c)    Interest on Unpaid Balance.  The Interest on the unpaid balance of an Account under paragraphs (a), (b)(i) or (b)(ii) above shall be equal to the average Interest rate on the Account over the thirty-six (36) months immediately preceding the commencement of benefit payments.

(d)    Small Benefit.  Notwithstanding Subsection 5.6(a) or any election made by the Participant, if on the Participant’s date of termination the Participant’s vested Account balance is less than $25,000, such Account shall be paid to the Participant or Beneficiary in a single lump sum.

5.7    Withholding; Payroll Taxes.

The Employer shall withhold from payments made hereunder any taxes required to be withheld from such payments under federal, state or local law. However, a Beneficiary may elect not to have withholding for federal income tax pursuant to Section 3405(a) (2) of internal Revenue Code, or any successor provision thereto.

5.8    Commencement of Payments.

Payment shall commence on the day selected by the Participant in the Participation Agreement, at the discretion of the Committee, but not later than sixty (60) days after the end of the month in which the Participant terminates employment with the Employer, or service on the Board. All payments shall be made as of the first day of the month.

5.9    Full Payment of Benefits.

Notwithstanding any other provision of this Plan, all benefits shall be paid no later than one hundred eighty (180) months following the Participant’s age sixty-five (65) or termination of service, whichever is later.

5.10    Payment to Guardian.

If a Plan benefit is payable to a minor or a person declared incompetent or to a person incapable of handling the disposition of his property, the Committee may direct payment of such Plan Benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or person. The Committee may require proof of incompetency, minority, incapacity or guardianship as it may deem appropriate prior to distribution of the Plan benefit. Such distribution shall completely discharge the Committee from all liability with respect to the benefit.

5.11    Suicide; Misrepresentation.

Notwithstanding any other provisions of this Plan, no benefit in excess of the Participant’s Account balance shall be paid to a Beneficiary if the Participant’s death occurs as a result of suicide during the twenty-four (24) successive calendar months beginning with the calendar month following the commencement of an individual’s participation in the Plan. Similarly, no benefit in excess of the Participant’s Account balance shall be paid if death occurs within the twenty-four (24) successive calendar months following commencement of an individual’s participation in the Plan if the Participant has made a material misrepresentation in any form or document provided by the Participant to or for the benefit of the Employer.

ARTICLE VI—BENEFICIARY DESIGNATION

6.1    Beneficiary Designation.

Each Participant shall have the right, at any time, to designate any person or persons as his Beneficiary or Beneficiaries (both primary as well as secondary) to whom benefits under this Plan shall be paid in the event of Participant’s death prior to complete distribution of the benefits due under the Plan. Each beneficiary designation shall be in written form prescribed by the Committee and will be effective only when filed with the Committee during the Participant’s lifetime.

6.2    Amendments.

Any Beneficiary designation may be changed by a Participant without the consent of any designated Beneficiary by the filing of a new Beneficiary Designation with the Committee. The filing of a new Beneficiary Designation form will cancel all Beneficiary Designations previously filed. If a Participant’s Compensation is community property, any Beneficiary designation shall be valid or effective only as permitted under applicable law.

6.3    No Beneficiary Designation.

In the absence of an effective Beneficiary designation, or if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s benefits, then the Participant’s designated Beneficiary shall be deemed to be the Participant’s estate.

6.4    Effect of Payment.

The payment to the deemed Beneficiary shall completely discharge Employer’s obligations under this Plan.

ARTICLE VII—ADMINISTRATION

7.1    Committee; Duties.

This Plan shall be administered by the Committee, which shall consist of not less than three (3) persons appointed by the Chairman of the Board. Any member of the Committee may be removed at any time by the Board. Any member may resign by delivering his written resignation to the Board. Upon the existence of any vacancy, the Board may appoint a successor. The Committee shall have the authority to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and decide or resolve any and all questions including interpretations of this Plan, as may arise in connection with the Plan. A majority of the members of the Committee shall constitute a quorum for the transaction of business. A majority vote of the Committee members constituting a quorum shall control any decision. Members of the Committee may be Participants under this Plan.

7.2    Agents.

The Committee may, from time to time, employ other agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel who may be counsel to the Employer.

7.3    Binding Effect of Decisions.

The decision or action of the Committee in respect of any question arising out of or in connection with the administration, interpretation, and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

7.4    Indemnity of Committee.

The Employer shall indemnify and hold harmless the members of the Committee against any and all claims, loss, damage, expense, or liability arising from any action or failure to act with respect to this Plan, except in the case of gross negligence or willful misconduct.

ARTICLE VIII—CLAIMS PROCEDURE

8.1    Claim.

Any person claiming a benefit, requesting an interpretation or ruling under the Plan, or requesting information under the Plan shall present the request in writing to the Committee, which shall respond in writing within thirty (30) days.

8.2    Denial of Claim.

If the claim or request is denied, the written notice of denial shall state:

(a)    The reasons for denial, with specific reference to the Plan provisions on which the denial is based.

(b)    A description of any additional material or information required and an explanation of why it is necessary.

(c)    An explanation of the Plan’s claim review procedure.

8.3    Review of Claim.

Any person whose claim or request is denied or who has not received a response within thirty (30) days may request review by notice given in writing to the Committee. The claim or request shall be reviewed by the Committee who may, but shall not be required to, grant the claimant a hearing. On review, the claimant may have representation, examine pertinent documents, and submit issues and comments in writing.

8.4    Final Decision.

The decision on review shall normally be made within sixty (60) days. If an extension of time is required for a hearing or other specified circumstances, the claimant shall be notified and the time limit shall be one hundred twenty (120) days. The decision shall be in writing and shall state the reasons and the relevant plan provisions. All decisions on review shall be final and bind all parties concerned.

ARTICLE IX—AMENDMENT AND TERMINATION OF PLAN

9.1    Amendment.

The Board may at any time amend the Plan in whole or in part, provided, however, that no amendment shall be effective to decrease or restrict the amount accrued to the date of Amendment in any Account or to change the interest Rate credited to amounts already held in an Account under the Plan. Upon a change in the Interest Rate, thirty (30) days’ advance written notice shall be given to each Participant and any deferral after the effective date of the change shall be held in a separate Account which shall be credited with the new Interest Rate.

9.2    Employer’s Right to Terminate.

The Board may at any time partially or completely terminate the Plan if, in its judgment, the tax, accounting, or other effects of the continuance of the Plan, or potential payments thereunder would not be in the best interests of the Employer.

(a)    Partial Termination.  The Board may partially terminate the Plan by instructing the Committee not to accept any additional Deferral Commitments. In the event of such a Partial Termination, the Plan shall continue to operate and be effective with regard to Deferral Commitments entered into prior to the effective date of such Partial Termination.

(b)    Complete Termination.  The Board may completely terminate the Plan by instructing the Committee not to accept any additional Deferral Commitments, and by terminating all ongoing Deferral Commitments. In the event of Complete Termination, the Plan shall cease to operate and the Employer shall pay out to each Participant their Account as if that Participant had terminated service as of the effective date of the Complete Termination. Payments shall be made in equal annual installments over the period listed below, based on the Account balance:

Appropriate Account Balance	Payout Period
Less than $10,000	1 Year
$10,000 but less than $50,000	3 Years
More than $50,000	5 Years

Interest earned on the unpaid balance in each Participant’s Account shall be the Interest Rate in effect on the Determination Date immediately preceding the effective date of the Complete Termination.

ARTICLE X—MISCELLANEOUS

10.1    Unfunded Plan.

This Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly-compensated employees” within the meaning of Sections 201, 301 and 401 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and therefore to be exempt from the provisions of Parts 2, 3, and 4 of Title I of ERISA. Accordingly, the Plan shall terminate and no further benefits shall accrue hereunder in the event it is determined by a court of competent jurisdiction or by an opinion of counsel that the Plan constitutes an employee pension benefit plan within the meaning of Section 3(2) of ERISA which is not so exempt. In the event of a termination under this Section 10.1, all ongoing Deferral Commitments shall terminate, no additional Deferral Commitments will be accepted by the Committee, and the amount of each Participant’s vested Account balance shall be distributed to such Participant at such time and in such manner as the Committee, in its sole discretion, determines.

10.2    Unsecured General Creditor.

In the event of Employer’s insolvency, Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, interest or claims in any property or assets of Employer, nor shall they be Beneficiaries of, or have any rights, claims or interests in any life insurance policies, annuity contracts or the proceeds therefrom owned or which may be acquired by Employer. In that event, any and all of Employer’s assets and policies shall be, and remain, the general, unpledged, unrestricted assets of Employer. Employer’s obligation under the Plan shall be that of an unfunded and unsecured promise of Employer to pay money in the future.

10.3    Trust Fund.

The Employer shall be responsible for the payment of all benefits provided under the Plan. At its discretion, the Employer may establish one (1) or more trusts, with such trustees as the Board may approve, for the purpose of providing for the payment of such benefits. Such trust or trust may be irrevocable, but the assets thereof shall be subject to the claims of the Employer’s creditors. To the extent any benefits provided under the Plan are actually paid from any such trust, the Employer shall have no further obligation with respect thereto, but to the extent not so paid, such benefits shall remain the obligation of, and shall be paid by, the Employer.

10.4    Nonassignability.

Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and nontransferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

10.5    Not a Contract of Employment.

The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between the Employer and the Participant, and the Participant (or his Beneficiary) shall have no rights against the Employer except as may otherwise be specifically provided herein. Moreover, nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of the Employer or to interfere with the right of the Employer to discipline or discharge him at any time.

10.6    Protective Provisions.

A Participant will cooperate with the Employer by furnishing any and all information requested by the Employer, in order to facilitate the payment of benefits hereunder, and by taking such physical examinations as the Employer may deem necessary and taking such other actions as may be requested by the Employer.

10.7    Terms.

Whenever any words are used herein the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and wherever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

10.8    Captions.

The captions of the articles, sections, and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

10.9    Governing Law.

The provisions of this Plan shall be construed, interpreted, and governed in all respects in accordance with applicable federal law and, to the extent not preempted by such federal law, in accordance with the laws of the State of California.

10.10    Validity.

In case any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

10.11    Notice.

Any notice or filing required or permitted to be given to the Committee under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to any member of the Committee or the Secretary of the Employer. Such notice shall be deemed given as of the date of delivery or, if such delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

10.12    Successors.

The provisions of this Plan shall bind and inure to the benefit of the Employer and its successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of TriCo Bancshares, and successors of any such corporation or other business entity.

TRICO BANCSHARES

By:	/s/
Chairman

By:	/s/
Secretary

Dated:	April 7, 1992